UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2024

Codexis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive

Redwood City, CA 94063

(Address of Principal Executive Offices) (Zip Code)

(650) 421-8100

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	CDXS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On November 7, 2024, the Board of Directors (the “Board”) of Codexis, Inc. (the “Company”), upon the recommendation of the Board’s Nominating and Corporate Governance Committee, appointed Raymond De Vré as a member of the Board as a Class I director, effective immediately. Dr. De Vré will serve for an initial term expiring at the 2026 annual meeting of stockholders or until his earlier death, resignation or removal. The Board has determined that Dr. De Vré is independent as defined in Listing Rule 5605 of the Nasdaq Stock Market LLC for purposes of serving on the Board. Dr. De Vré was also appointed to serve as a member of the Science and Technology Committee of the Board (the “Science and Technology Committee”).

Dr. De Vré, age 56, has served as Managing Director at RADV Advisory GmbH since 2023. He previously served as Chief Executive Officer of PolyPeptide Group AG from 2021 to 2023. Prior to that, Dr. De Vré served as Senior Vice President, Head Biologics and as a member of the Management Committee at Dr. Reddy’s Laboratories (“DRL”), a multinational pharmaceutical company, from 2018 to 2021, as Senior Vice President Global Business Operations and Strategy, Biologics at DRL from 2017 to 2018, and as Vice President Commercial, Biologics between 2012 and 2017. Before starting his tenure at DRL, Dr. De Vré was a Partner of McKinsey & Company from 2004 until 2011 as well as a consultant from 1996 until 2003. In his roles at McKinsey, he advised companies in the areas of generics, pharmaceutical, biotech, and specialty chemicals across multiple geographies, especially Europe, the U.S., and India. Dr. De Vré holds both a Ph.D. and a Master’s degree in Applied Physics from Stanford University and a Master’s degree in Engineering from Université Libre de Bruxelles.

Pursuant to the Company’s non-employee director compensation policy, Dr. De Vré will receive an annual cash retainer of $50,000 per year for his service as a member of the Board and an additional annual retainer of $10,000 for his service on the Science and Technology Committee. Under the Company’s non-employee director compensation policy, upon his appointment to the Board, Dr. De Vré was granted an amount of restricted stock units equal to $200,000 divided by $4.18, which was the per share closing trading price of the Company’s common stock on November 7, 2024. The restricted stock units vest in substantially equal installments on each of the first three anniversaries of the grant date, subject to Dr. De Vré’s continued service to the Company through the applicable vesting date. In addition, pursuant to the non-employee director compensation policy, on the date of each annual meeting of the Company’s stockholders, Dr. De Vré will automatically be granted a number of shares of restricted stock equal to $100,000 divided by the per share closing trading price of the Company’s common stock on the date of such grant.

The Company also expects to enter into the Company’s standard indemnification agreement with Dr. De Vré.

There are no arrangements or understandings between Dr. De Vré and any other persons pursuant to which Dr. De Vré was appointed as a director, and Dr. De Vré is not a party to any transaction with the Company reportable under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 7, 2024, the Board adopted amendments to the Company’s Amended and Restated Bylaws (as so amended and restated, the “Second Amended and Restated Bylaws”), effective immediately. Among other things, the amendments effected by the Second Amended and Restated Bylaws: (i) align the Company’s bylaws with developments in Delaware law and jurisprudence; (ii) revise the procedural and disclosure requirements applicable to stockholders’ director nominations and proposals for other business; and (iii) supplement the rules of conduct for meetings of the Company’s stockholders. The Second Amended and Restated Bylaws also implement certain other ministerial and conforming changes.

The foregoing general description of the amendments to the Second Amended and Restated Bylaws is a summary only, is not complete and is qualified in its entirety by reference to the text of the Second Amended and Restated Bylaws, a copy of which is included as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws of Codexis, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CODEXIS, INC.

Date: November 12, 2024	By:	/s/ Georgia Erbez
Georgia Erbez
Chief Financial Officer